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                                                                     EXHIBIT 5.1


January 28, 2000

IXYS Corporation
3540 Bassett Street
Santa Clara, California  95054-2704

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by IXYS Corporation (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 3,500,000 shares of the Company's Common Stock, par value $0.01, (the "Shares") pursuant to its 1999 Equity Incentive Plan, 1999 Employee Stock Purchase Plan, 1999 Non-Employee Directors' Equity Incentive Plan (collectively, the "1999 Equity Plans").

In connection with this opinion, we have examined the Registration Statement, the 1999 Equity Plans and related Prospectuses, the Company's Certificate of Incorporation and By-laws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deemed necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the 1999 Equity Plans, the Registration Statement and related Prospectuses, will be validly issued, fully paid, and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward llp


By: /s/ Alan C. Mendelson
    -----------------------
     Alan C. Mendelson